EXHIBIT 1

Dear ADP Stockholder:
ADP today released a video featuring CEO Carlos Rodriguez and Chairman John Jones highlighting ADP’s strong track record of results, ongoing technology transformation, and successful execution of its strategy to deliver sustainable value to shareholders. The video can be viewed at VoteADP.com.
ADP’s Annual Meeting of Stockholders is fast approaching on November 7 and you have an important decision to make about the future direction of ADP and the value of your investment.
ADP’s Board of Directors urges you to vote FOR the re-election of ADP’s 10 highly qualified nominees who are responsible for overseeing ADP’s strong business performance, thoughtful strategic plan, and investments in innovation and growth. These initiatives have resulted in total shareholder returns well in excess of the S&P 500 over any relevant time period and the return of $11.3 billion in cash to shareholders through share repurchases and dividends from FY 2011-2017.
ADP believes Pershing Square’s swing-for-the-fences approach, and three director nominees who would replace three strong existing directors, represent substantial risks for the future of ADP and the value of your ADP shares. Your Board and management team are confident that ADP is on the right course to continue delivering substantial and enduring value for our shareholders.
For additional information on ADP’s 2017 Annual Meeting of Stockholders, visit VoteADP.com.

Please feel free to reach out with any questions. Thank you for your continued support.

Sincerely,

Christian Greyenbuhl
Vice President, Investor Relations
(973) 974-7835
Christian.Greyenbuhl@adp.com

Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

Additional Information
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company’s website at www.adp.com.